Exhibit 99.1

Clean Energy Reports 86.4 Million Gallons Delivered and Revenue of $89.3 Million for Fourth Quarter of 2017

NEWPORT BEACH, Calif.—(BUSINESS WIRE) — Clean Energy Fuels Corp. (Nasdaq: CLNE) ("Clean Energy" or the "Company") today announced operating results for the fourth quarter and year ended December 31, 2017.

The Company delivered 86.4 million gallons in the fourth quarter of 2017, a 2.7% increase from 84.1 million gallons delivered in the fourth quarter of 2016. For the year ended December 31, 2017, the Company delivered 351.4 million gallons, a 6.8% increase from 329.0 million gallons delivered for the year ended December 31, 2016.

Revenue for the fourth quarter of 2017 was $89.3 million, a 12.3% decrease from $101.8 million of revenue for the fourth quarter of 2016. This decrease was primarily due to the absence of revenue recognized in 2017 from a federal alternative fuels tax credit ("AFTC," formerly referred to as VETC) and a lower effective price per gallon in 2017. The lower effective price per gallon was largely attributable to the effects of the Company's sale of certain assets related to the upstream production portion of its RNG business to BP Products North America Inc. ("BP") in the first quarter of 2017 (the "BP Transaction"), which has resulted in decreased revenue from the sale of certain tradable credits the Company generates by selling CNG, LNG and its Redeem™ RNG vehicle fuel (collectively, "RIN and LCFS credits"). These decreases were partially offset by an increase in revenue as a result of the increased gallons delivered in the fourth quarter of 2017 compared to the same period in 2016, as well as increased station construction and compressor revenue.

Revenue for 2017 was $341.6 million, a 15.2% decrease from $402.7 million for 2016. This decrease was primarily due to the absence of AFTC in 2017, a lower effective price per gallon in 2017 largely attributable to decreased revenue from sales of RIN and LCFS credits as discussed above, and lower construction and compressor revenue, partially offset by increased revenue from higher volume in 2017.

Andrew J. Littlefair, Clean Energy’s President and Chief Executive Officer, stated "We had a very productive fourth quarter as we completed a variety of actions addressing underperforming stations and putting in place further cost reductions as well as completing the combination of our compressor business with Landi Renzo's SAFE. We believe we are well positioned for 2018 with these actions in place, as well as AFTC revenue for 2017 fuel sales, all of which we will recognize this year. We also see continued volume growth, driven by increased acceptance of our environmentally-friendly, cost-effective and proven alternative fuel solutions."

On a GAAP basis, net loss for the fourth quarter of 2017 was $28.3 million, or $0.19 per share, compared to net loss of $3.9 million, or $0.03 per share, for the fourth quarter of 2016. The fourth quarter of 2017 was negatively impacted by a $6.5 million loss from the combination of our compressor company (CEC) with Landi Renzo's SAFE on December 29, 2017 (the "CEC Combination") and a $7.0 million charge related to LCFS credits that were invalidated (the "LCFS charge"). The fourth quarter of 2016 included a net gain of $9.0 million from the repurchase of debt ("debt repurchases"), $7.0 million of AFTC revenue and $9.8 million more revenue from sales of RIN and LCFS credits than was recorded in the fourth quarter of 2017.

On a GAAP basis, net loss for 2017 was $79.2 million, or $0.53 per share, compared to a net loss for 2016 of $12.2 million, or $0.10 per share. The net loss in 2017 included a $70.7 million gain from the BP Transaction which was offset by the loss from the CEC Combination and $81.1 million in asset impairments and other cash and non-cash charges resulting from the LCFS charge and steps taken in the third quarter of 2017 to minimize and eliminate underperforming assets and lower operating expenses going forward (collectively, "Asset Impairments and Other Charges"). The net loss in 2016 included a net gain of $34.3 million from the debt repurchases, $26.6 million of AFTC revenue and $24.9 million more revenue from sales of RIN and LCFS credits than was recorded in 2017.

Non-GAAP loss per share and Adjusted EBITDA for the fourth quarter of 2017 was $0.18 and $(9.8) million, respectively, which included the loss from the CEC Combination and the LCFS charge. Non-GAAP loss per share and Adjusted EBITDA for the fourth quarter of 2016 was $0.02 and $17.9 million, respectively, which included the net gain from debt repurchases, the AFTC revenue and the incremental revenue from sales of RIN and LCFS credits discussed above for the period.

Non-GAAP loss per share and Adjusted EBITDA for 2017 was $0.47 and $0.1 million, respectively, which included the gain from the BP Transaction, the Asset Impairments and Other Charges, and the loss from the CEC Combination. Non-GAAP loss per share and Adjusted EBITDA for 2016 was $0.03 and $85.3 million, respectively, which included the net gain from the debt repurchases, the AFTC revenue and incremental revenue from sales of RIN and LCFS credits discussed for the above period.

GAAP net loss for 2018 is expected to range from $20.0 million to $25.0 million, a $54.2 million to $59.2 million improvement compared to GAAP net loss for 2017. Adjusted EBITDA for 2018 is expected to range from $55.0 million to $60.0 million, a $54.9 million to $59.9 million improvement compared to Adjusted EBITDA for 2017. These expectations exclude the impact of any acquisitions, divestitures or other extraordinary transactions that may occur in 2018 but have not yet been announced or completed. Additionally, the expectation of 2018 adjusted EBITDA assumes the calculation of this non-GAAP financial measure in the same manner as described below and without the exclusion of any other items that may arise during 2018 and that management deems appropriate to exclude. These expectations are forward-looking statements and are qualified by the statement under “Safe Harbor Statement” below.

Non-GAAP loss per share and Adjusted EBITDA are described below and reconciled to GAAP net loss and GAAP loss per share attributable to Clean Energy Fuels Corp.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements, which statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company uses non-GAAP financial measures that it calls non-GAAP loss per share ("non-GAAP EPS" or "non-GAAP loss per share") and adjusted EBITDA ("Adjusted EBITDA"). Management presents non-GAAP EPS and Adjusted EBITDA because it believes these measures provide meaningful supplemental information regarding the Company’s performance, for the following reasons: (1) these measures allow for greater transparency with respect to key metrics used by management, as management uses these measures to assess the Company’s operating performance and for financial and operational decision-making; (2) these measures exclude the impact of items that management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) these measures are used by institutional investors and the analyst community to help analyze the Company’s business. In future quarters, the Company may make adjustments for other expenditures, charges or gains in order to present non-GAAP financial measures that the Company’s management believes are indicative of the Company’s core operating performance.

Non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the Company’s GAAP results. The Company expects to continue reporting non-GAAP financial measures, adjusting for the items described below (and/or other items that may arise in the future as the Company’s management deems appropriate), and the Company expects to continue to incur expenses, charges or gains similar to the non-GAAP adjustments described below. Accordingly, unless expressly stated otherwise, the exclusion of these and other similar items in the presentation of non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Non-GAAP EPS and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to GAAP loss, GAAP loss per share or any other GAAP measure as an indicator of operating performance. Moreover, because not all companies use identical measures and calculations, the Company's presentation of non-GAAP EPS and Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies.

Non-GAAP EPS

Non-GAAP EPS, which the Company presents as a non-GAAP measure of its performance, is defined as net loss attributable to Clean Energy Fuels Corp., plus stock-based compensation expense, the total of which is divided by the Company’s weighted-average shares outstanding on a diluted basis. The Company’s management believes excluding non-cash expenses related to stock-based compensation provides useful information to investors regarding the Company’s performance because of the varying available valuation methodologies, the volatility of the expense (which depends on market forces outside of management’s control), the subjectivity of the assumptions and the variety of award types that a company can use under the relevant accounting guidance, which may obscure trends in a company’s core operating performance.

The table below shows GAAP and non-GAAP EPS and also reconciles GAAP net loss attributable to Clean Energy Fuels Corp. to an adjusted net loss figure used in the calculation of non-GAAP EPS:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per-share amounts)	2016	2017	2016	2017
GAAP Net Loss Attributable to Clean Energy Fuels Corp.	$(3,883)	$(28,347)	$(12,153)	$(79,237)
Stock -Based Compensation	1,559	1,519	8,092	8,423
Adjusted Net Loss	$(2,324)	$(26,828)	$(4,061)	$(70,814)
Weighted -Average Common Shares Outstanding Diluted	138,981,606	151,326,494	119,395,423	150,430,239
GAAP Loss Per Share Attributable to Clean Energy Fuels Corp.	$(0.03)	$(0.19)	$(0.10)	$(0.53)
Non-GAAP Loss Per Share	$(0.02)	$(0.18)	$(0.03)	$(0.47)

Adjusted EBITDA

Adjusted EBITDA, which the Company presents as a non-GAAP measure of its performance, is defined as net loss attributable to Clean Energy Fuels Corp., plus (minus) income tax expense (benefit), plus interest expense, minus interest income, plus depreciation and amortization expense, and plus stock-based compensation expense. The Company’s management believes Adjusted EBITDA provides useful information to investors regarding the Company’s performance for the same reasons discussed above with respect to non-GAAP EPS. In addition, management internally uses Adjusted EBITDA to determine elements of executive and employee compensation.

The table below shows Adjusted EBITDA and also reconciles this figure to GAAP net loss attributable to Clean Energy Fuels Corp.:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2016	2017	2016	2017
GAAP Net Loss Attributable to Clean Energy Fuels Corp.	$(3,883)	$(28,347)	$(12,153)	$(79,237)
Income Tax Expense (Benefit)	110	269	1,339	(1,914)
Interest Expense	5,752	4,285	29,595	17,751
Interest Income	(248)	(341)	(827)	(1,497)
Depreciation and Amortization	14,580	12,857	59,262	56,614
Stock -Based Compensation	1,559	1,519	8,092	8,423
Adjusted EBITDA	$17,870	$(9,758)	$85,308	$140

Definition of "Gallons Delivered"

The Company defines “gallons delivered” as its gallons of renewable natural gas ("RNG"), compressed natural gas ("CNG") and liquefied natural gas ("LNG"), along with its gallons associated with providing operations and maintenance services, in each case delivered to its customers in the applicable period, plus the Company's proportionate share of gallons delivered by joint ventures in the applicable period.

The table below shows gallons delivered for the three months and years ended December 31, 2016 and 2017:

	Three Months Ended December 31,		Year Ended December 31,
Gallons Delivered (in millions)	2016	2017	2016	2017
CNG	67.5	70.3	259.2	283.4
RNG(1)	0.7	—	3.0	1.9
LNG	15.9	16.1	66.8	66.1
Total	84.1	86.4	329.0	351.4
(1) Represents RNG sold as non-vehicle fuel. RNG sold as vehicle fuel, also known as Redeem™, is included in CNG and LNG.

Sources of Revenue
The following table represents our sources of revenue for the three months and years ended December 31, 2016 and 2017:

	Three Months Ended December 31,		Year Ended December 31,
Revenue (in Millions)	2016	2017	2016	2017
Volume -Related	$73.0	$64.9	$283.9	$264.9
Compressor Sales	4.9	5.9	27.3	23.5
Station Construction Sales	16.9	17.8	64.9	51.9
AFTC	7.0	—	26.6	—
Other	—	0.7	—	1.3
Total	$101.8	$89.3	$402.7	$341.6

Today’s Conference Call

The Company will host an investor conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific). Investors interested in participating in the live call can dial 1.877.407.4018 from the U.S. and international callers can dial 1.201.689.8471. A telephone replay will be available approximately two hours after the call concludes through Friday, April 13, 2018, by dialing 1.844.512.2921 from the U.S., or 1.412.317.6671 from international locations, and entering Replay Pin Number 13676732. There also will be a simultaneous live webcast available on the Investor Relations section of the Company’s web site at www.cleanenergyfuels.com, which will be available for replay for 30 days.

About Clean Energy Fuels

Clean Energy Fuels Corp. is the leading provider of natural gas fuel for transportation in North America. We build and operate CNG and LNG vehicle fueling stations; manufacture CNG and LNG equipment and technologies; and deliver more CNG and LNG vehicle fuel than any other company in the United States. Clean Energy also sells Redeem™ RNG fuel and believes it is the cleanest transportation fuel commercially available, reducing greenhouse gas emissions by up to 70%. For more information, visit www.cleanenergyfuels.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about, among other things, the Company's expectations regarding certain of its results for 2018; the timing of recognition of certain AFTC revenue; expectations regarding continued volume growth; the level of acceptance of the Company’s products and services, including in the Company’s key customer and geographic markets and in the market generally; the impact on the Company’s performance and financial condition of various actions taken in recent periods to implement of its strategic plans, including the Company’s closure of fueling stations, implementation of cost-reduction measures and contribution of its compressor business to a joint venture; the market’s perception of these actions and strategic plans; and the Company’s overall financial and strategic position.

Forward-looking statements are statements other than historical facts and relate to future events or circumstances or the Company’s future performance, and they are based on the Company’s current assumptions, expectations and beliefs concerning future developments and their potential effect on the Company and its business. As a result, actual results, performance or achievements and the timing of events could differ materially from those anticipated in or implied by these forward-looking statements as a result of many factors including, among others: future supply, demand, use and prices of crude oil, gasoline, diesel, natural gas and other vehicle fuels, as well as heavy-duty trucks and other vehicles and engines powered by these fuels; the willingness of fleets and other consumers to adopt natural gas as a vehicle fuel; the Company’s ability to capture a substantial share of the market for alternative vehicle fuels and otherwise compete successfully in this market, including in the event of advances or improvements in non-natural gas vehicle fuels or engines powered by these fuels or other competitive developments; the Company’s ability to accurately predict natural gas vehicle fuel demand in the geographic and customer markets in which it operates and effectively calibrate its strategies and timing and levels of investments to be consistent with this demand; the Company’s ability to recognize the anticipated benefits of its CNG and LNG station network; future availability of capital, including equity or debt financing, as needed to fund the growth of the Company’s business and repayment of its debt obligations (whether at or before their due dates); the availability of environmental, tax and other government regulations, programs and incentives, such as AFTC, that promote natural gas or other alternatives as a vehicle fuel, including long-standing support for gasoline- and diesel-powered vehicles and growing support for electric and hydrogen-powered vehicles that could result in programs or incentives that favor of these vehicles or vehicle fuels rather than natural gas; changes to federal, state or local greenhouse gas emissions regulations or other environmental regulations applicable to natural gas production, transportation or use; compliance with other applicable government regulations; the Company’s ability to manage and grow its RNG business after the sale of the upstream production portion of this business, including its ability to continue to receive revenue from sales of RIN and LCFS credits; construction, permitting and other factors that could cause delays or other problems at station construction projects; the Company’s ability to realize the intended benefits of any mergers, acquisitions, divestitures, investments or other strategic measures, transactions or relationships; and general political, regulatory, economic and market conditions.

The forward-looking statements made in this press release speak only as of the date of this press release and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. The Company’s Annual Report on Form 10-K, filed on March 13, 2018 with the Securities and Exchange Commission (www.sec.gov), contains additional information on these and other risk factors that may cause actual results to differ materially from the forward-looking statements contained in this press release.

Investor Contact:

Tony Kritzer

Director of Investor Communications

949.437.1403

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Balance Sheets

 (In thousands, except share data)

	December 31, 2016	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	36,119	$36,081
Restricted cash	6,996	1,127
Short-term investments	73,718	141,462
Accounts receivable, net of allowance for doubtful accounts of $1,063 and $3,676 as of December 31, 2016 and 2017, respectively	79,432	63,961
Other receivables	21,934	19,235
Inventories	29,544	35,238
Prepaid expenses and other current assets	14,021	7,793
Total current assets	261,764	304,897
Land, property and equipment, net	483,923	367,305
Notes receivable and other long-term assets, net	16,377	21,397
Investments in other entities	3,475	30,395
Goodwill	93,018	64,328
Intangible assets, net	38,700	3,590
Total assets	$897,257	$791,912
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	5,943	139,699
Accounts payable	23,637	17,901
Accrued liabilities	52,601	42,268
Deferred revenue	7,041	3,432
Total current liabilities	89,222	203,300
Long-term portion of debt and capital lease obligations	241,433	120,388
Long-term debt, related party	65,000	—
Other long-term liabilities	7,915	18,566
Total liabilities	403,570	342,254
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. Authorized 1,000,000 shares; issued and outstanding no shares	—	—
Common stock, $0.0001 par value. Authorized 224,000,000 shares; issued and outstanding 145,538,063 shares and 151,650,969 shares as of December 31, 2016 and 2017, respectively	15	15
Additional paid-in capital	1,090,361	1,111,432
Accumulated deficit	(603,836)	(683,570)
Accumulated other comprehensive loss	(17,675)	(887)
Total Clean Energy Fuels Corp. stockholders’ equity	468,865	426,990
Noncontrolling interest in subsidiary	24,822	22,668
Total stockholders’ equity	493,687	449,658
Total liabilities and stockholders’ equity	$897,257	$791,912

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2017	2016	2017
Revenue:
Product revenue	$87,859	$75,545	351,038	$287,292
Service revenue	13,973	13,755	51,618	54,307
Total revenue	101,832	89,300	402,656	341,599
Operating expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below):
Product cost of sales	59,212	58,107	229,958	216,413
Service cost of sales	6,497	6,192	25,592	26,258
Inventory valuation provision	—	—	—	13,158
Selling, general and administrative	28,737	23,794	105,481	95,669
Depreciation and amortization	14,580	12,857	59,262	56,614
Asset impairments and other charges	—	7,268	—	67,934
Total operating expenses	109,026	108,218	420,293	476,046
Operating loss	(7,194)	(18,918)	(17,637)	(134,447)
Interest expense	(5,752)	(4,285)	(29,595)	(17,751)
Interest income	248	341	827	1,497
Other income (expense), net	(300)	167	(306)	139
Loss from equity method investments	(2)	(31)	(22)	(131)
Gain from extinguishment of debt, net	8,973	—	34,348	3,195
Gain from sale of subsidiary	—	772	—	70,658
Loss from formation of equity method investment	—	(6,465)	—	(6,465)
Loss before income taxes	(4,027)	(28,419)	(12,385)	(83,305)
Income tax benefit (expense)	(110)	(269)	(1,339)	1,914
Net loss	(4,137)	(28,688)	(13,724)	(81,391)
Loss attributable to noncontrolling interest	254	341	1,571	2,154
Net loss attributable to Clean Energy Fuels Corp.	$(3,883)	$(28,347)	$(12,153)	$(79,237)
Loss per share:
Basic and diluted	$(0.03)	$(0.19)	$(0.10)	$(0.53)
Weighted-average common shares outstanding:
Basic and diluted	138,981,606	151,326,494	119,395,423	150,430,239